Exhibit g(14)

MANAGEMENT FEE WAIVER

VERSUS CAPITAL ADVISORS LLC

5050 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Versus Capital Real Assets Sub-REIT II LLC (the “Sub-REIT”)

5050 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Re: Management Fee Waiver

Ladies and Gentlemen:

WHEREAS, Versus Capital Advisors LLC (the “Adviser”) provides investment management services to each of Versus Capital Real Assets Fund LLC (the “Fund”) and the Sub-REIT pursuant to Investment Management Agreements (each an “IMA”) dated October 11, 2022 and July 29, 2024, respectively, under which the Fund and the Sub-REIT are each obligated to pay a management fee to the Adviser (a “Management Fee”);

WHEREAS, the Fund may achieve its desired investment exposures at least in part by investing in the Sub-REIT;

WHEREAS, the Adviser does not wish to collect fees on substantially the same services at multiple layers of a structure where it advises funds that invest in one another;

NOW, THEREFORE, consistent with the foregoing, for as long as the IMA between the Adviser and the Fund remains in full force and effect, the Adviser shall waive the entirety of the Management Fee it is entitled to receive from the Sub-REIT (the “Waiver”).

Notwithstanding anything to the contrary herein, the Waiver can be terminated only upon approval by the Directors of the Fund, including a majority of the Directors who are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Fund.

We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Fund on Form N-2 with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share, and for other purposes and we expressly permit you to do so.

Versus Capital Advisors LLC

By:	/s/ Brian Petersen
Name:	Brian Petersen
Title:	Chief Financial Officer and Chief Operating Officer
Date:	July 29, 2024

Agreed and Accepted:

Versus Capital Real Assets Sub-REIT II LLC

By:	/s/ Jillian Varner
Name:	Jillian Varner
Title:	Secretary
Date:	July 29, 2024